                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                       HISTORICAL                           PRO FORMA
                                 --------------------------------------------------------   ---------
                                                                                              YEAR
                                                                                              ENDED
                                                        YEAR ENDED                          DECEMBER
                                                       DECEMBER 31,                            31,
                                 --------------------------------------------------------   ---------
                                   1993        1994        1995        1996        1997        1997
                                 --------     -------     -------     -------    --------   ---------
Income (loss) from
  continuing operations
  before income taxes
  and extraordinary items         $   666     $(9,487)    $ 2,362     $31,546    $128,654    $315,733



Fixed charges:
  Interest expense (a)              7,574      13,537      16,287      16,454      23,134      48,839
  Interest factor
  portion of rentals (b)              698       1,220       1,203       1,726       2,310       9,696
                                  -------     -------     -------     -------    --------    --------
      Total fixed charges           8,272      14,757      17,490      18,180      25,444      58,535

Earnings before income
  taxes and fixed charges         $ 8,938     $ 5,270     $19,852     $49,726    $154,098    $374,268
                                  =======     =======     =======     =======    ========    ========
Ratio of earnings to
  fixed charges                      1.08        0.36 (c)    1.14        2.74        6.06        6.39
                                  =======     =======     =======     =======    ========    ========




(a) Interest expense consists of interest expense incurred from continuing operations and amortization of debt issuance costs.

(b) Interest factor portion of rentals is estimated to be one third of rental expense.


(c) In 1994, earnings, as-defined, before fixed charges were inadequate to cover fixed charges by $9.5 million.